Exhibit 99.1

PRESS RELEASE For Immediate Release Contact: Douglas W. Vicari (410) 972-4142

CHESAPEAKE LODGING TRUST ACQUIRES

THE COURTYARD WASHINGTON CAPITOL HILL/NAVY YARD

ANNAPOLIS, MD, June 30, 2011 – Chesapeake Lodging Trust (NYSE: CHSP) announced today that it has closed on the previously announced acquisition of the 204-room Courtyard Washington Capitol Hill/Navy Yard located in Washington, DC for a purchase price of $68 million, or approximately $333,000 per key. The Company funded the acquisition by assuming $37.5 million of existing mortgage debt and by borrowing under its revolving credit facility. The existing mortgage debt has a fixed interest rate of 5.9% per annum and matures in November 2016. The Company entered into an agreement with Crestline Hotels & Resorts, Inc. to manage the hotel.

ABOUT CHESAPEAKE LODGING TRUST

Chesapeake Lodging Trust is a self-advised lodging real estate investment trust (REIT) focused on investments primarily in upper-upscale hotels in major business and convention markets and, on a selective basis, premium select-service and extended-stay hotels in urban settings or unique locations in the United States. The Company owns nine hotel properties with an aggregate of 2,606 rooms in four states and the District of Columbia. Additional information can be found on the Company’s website at www.chesapeakelodgingtrust.com.